Exhibit 5.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Pengrowth Corporation,
as Administrator of Pengrowth Energy Trust
We consent to the use, through incorporation by reference into Amendment No. 1 to the registration statement on Form F-10, of our report dated March 1, 2009, on the consolidated balance sheets of Pengrowth Energy Trust as of December 31, 2008 and 2007, and the related consolidated statements of income and deficit and cash flow for each of the years then ended and our report dated March 1, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008.
We also consent to the reference to our firm under the heading “Interest of Experts” in the prospectus.
/s/  KPMG
Chartered Accountants
Calgary, Canada
May 5, 2009